Exhibit 10.6

600 TRAVIS, SUITE 1400
HOUSTON, TX 77002
PHONE: (281) 840-4000
FAX: (281) 840-4001

April 19, 2018

David B. Rottino

Re:	Change in Control Waiver; Conversion and Related Indemnity; Existing and Go-Forward Equity Arrangements

Dear David:

This letter (this “Agreement”) will confirm our agreement relating to the terms of your equity awards issued in connection with your employment with Linn Energy, Inc. (“Linn Energy”) and its affiliates and successors (collectively, with Linn Energy, the “Linn Group”) and certain related issues with respect to the contemplated Spinoff (which, for purposes hereof, means any distribution by Linn Energy (or any successor or entity that, after the date of this Agreement, becomes the owner of 100% of Linn Energy) to its stockholders of the equity securities of an entity that conducts, or holds an interest in the entity that conducts, any of the three businesses described under “Strategic Plan to Separate into Three Companies” in Item 1 of Linn Energy’s Form 10-K filed for the year ended December 31, 2017).

1.No Change in Control. You hereby agree that no “change in control” or “change of control” or other similar term has occurred through the date of this Agreement for purposes of (i) that certain Third Amended and Restated Employment Agreement, by and among you, Linn Energy and Linn Operating, LLC, dated as of February 28, 2017 (the “Employment Agreement”), (ii) the Linn Energy Holdco LLC Incentive Interest Plan, (iii) the Linn Energy, Inc. 2017 Omnibus Incentive Plan (the “Omnibus Plan”), (iv) any of your equity award agreements, or (v) any other agreement governing the terms of any equity awards or units held by you (collectively, the “Governing Documents”), and you agree that the Spinoff and any related transactions will not constitute a “change in control” or “change of control” or other similar term under the terms of any of the Governing Documents, including, without limitation, for purposes of Section 4.1(c) of the Omnibus Plan. For the avoidance of doubt, regardless of whether or not the Spinoff occurs, you hereby waive any and all rights you may have under Section 4.1(c) of the Omnibus Plan.
2.    Conversion; Indemnity. You hereby agree that, within 5 business days of the date hereof, you will convert all of your Class A-2 Units of Linn ManagementCo or Linn Energy Holdco LLC you may then own (whether vested or unvested) into shares of Linn Energy common stock in accordance with the “Conversion Procedures” set forth in the Amended and Restated Limited Liability Company Operating Agreement of Linn Energy Holdco LLC, dated as of June 19, 2017 (the “Conversion”).

If, subsequent to the Conversion, you receive notice from the Internal Revenue Service or any other taxing authority asserting that, as a result of the Conversion, an amount is required to be included in your income for the taxable year of the date of grant of the Class B Units or Class A-2 Units, and such amount is attributable to the grant of the Class B Units or Class A-2 Units (the "IRS Notice"), you shall (i) give written notice to Linn Energy (or its successor) within thirty (30) days following receipt of such IRS Notice and (ii) permit Linn Energy (or its successor), at Linn Energy’s (or its successor’s) expense, to engage counsel to contest and control that aspect of any resulting audit or proceedings to resolve the issue. If, upon final adjudication and assessment of the matters described in the IRS Notice, you are required to pay any taxes with respect to the taxable year of the date of grant of the Class B Units or Class A-2 Units as a result of the Conversion and such taxes are attributable to the grant of the Class B Units or Class A-2 Units, Linn Energy (or its successor) shall pay to you a cash lump sum amount equal to the excess, if any, of (A) any federal, state and local income taxes and any employment taxes payable by you thereon, and any interest or penalties payable by you thereon, over (B) the excess of (I) the amount of any federal, state or local taxes you would have owed in the taxable year in which the Conversion occurs had no taxes been paid as a result of the matter described in this paragraph 2 over (II) the amount of taxes actually owed by you for the taxable year in which the Conversion occurs, and Linn Energy (or its successor) shall fully gross you up for any taxes which result from Linn Energy’s (or its successor’s) payment to you under this paragraph 2.

3.    Existing and Go-Forward Equity Arrangements. Following the date hereof, you and the Board of Directors of Linn Energy (the “Board”) will work together, in good faith, to effectuate the terms and conditions of that certain term sheet, titled “RIVIERA ENERGY LLC MANAGEMENT INCENTIVE PLAN AND PERFORMANCE SHARE UNIT AWARDS SUMMARY OF MATERIAL TERMS” (the “Riviera Term Sheet”), including with respect to the treatment of your existing, outstanding Linn Energy equity awards. Without limiting the foregoing, you shall be eligible to participate in (i) a liquidity program with respect to your vested shares of Linn Energy, which will be established after the date hereof on terms consistent with the liquidity program established by the Board for the other executive officers of Linn Energy, and (ii) a new liquidity program with respect to the fully vested shares of Roan that you will receive in connection with the Spinoff, the terms of which you and the Board of Directors of Linn Energy will negotiate in good faith.
4.    Miscellaneous. Except as modified herein, the Employment Agreement will remain in full force and effect in accordance with its terms, as will any other agreement in effect between you and any member of the Linn Group, including, without limitation, the Riviera Term Sheet.

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Exhibit 10.6

If the terms of this Agreement are acceptable to you, please sign, date and return it to me by April ___, 2018. At the time that you sign it, this Agreement shall take effect as a legally binding agreement between you and the Linn Group on the basis set forth above.

Sincerely,

Linn Energy, Inc.

	By:	/s/ Mark E. Ellis
Mark E. Ellis
President and Chief Executive Officer

Accepted and agreed:

David B. Rottino

Signature:	/s/ David B. Rottino

Date:	April 23, 2018

Signature Page to Agreement – David B. Rottino